RESOLUTIONS OF THE BOARD OF DIRECTORS FOR
AMERICAN HOUSING INCOME TRUST, INC.

          Pursuant to Article III, Section 10 and Article VII, Section 1 of the Bylaws for American Housing Income Trust, Inc., a Maryland corporation (the "Corporation"), the Board of Directors approves the following resolutions:

          WHEREAS, in order to accommodate the Corporation and its cost projections associated with its pursuit of capital, Performance Realty Management, LLC ("Performance Realty") has agreed to escrow the initial shares under the Parent/Subsidiary and Operations Agreement between American Realty Partners, LLC, Performance Realty and the Corporation.

          THEREFORE, IT IS RESOLVED that Sean Zarinegar is hereby authorized to execute the First Amended Parent/Subsidiary and Operations Agreement dated June 29, 2015 agreeing to the following amendment thereto:

          "3. Amendment to ARP Operating Agreement. The Parent and Subsidiary agree that the ARP Operating Agreement shall be amended to reflect that Parent shall be the sole member of the Subsidiary until such time the Parent elects through a written resolution of the Board of Directors to allow for the admission of new members. The Parent and Subsidiary agree that no supplemental resolution of Subsidiary is necessary for this amendment since this Parent/Subsidiary Agreement merges with the ARP Operating Agreement. In consideration of PRM's agreement to amend Section 3.10 of the ARP Operating Agreement, which Parent acknowledges results in less consideration paid to PRM for continuing to perform the same functions as prior to the change in control, PRM has agreed to the following amendment to Section 3.10:

'The Member acknowledges and agrees that, as the sole member of the Company, it and its shareholders directly benefit from the management services provided by Manager under this Article III. The Member further recognizes that any capital expenditures made for the benefit of the Company derive directly from the Member, as opposed to the Company itself. Therefore, in consideration for the services to be rendered to or on behalf of the Company by the Manager, the Member shall issue 1,000,000 shares of common stock in the Member, i.e. American Housing Income Trust, Inc., ~~by May 22, 2015~~ into the Member's treasury for future issuance upon written notice by PRM to Member's Secretary electing to issue the shares through the Member's transfer agent within a reasonably commercial period of time under the same or similar circumstances, but in no event greater than three business days from exercising the option, and future issuance on the annual anniversary of ~~this~~ the issuance out of treasury, shares of common stock valued at one-percent (1%) of the net assets of the Company being managed by Manager under this Operating Agreement, unless otherwise agreed upon by Member and Manager, or unless doing so impairs or restricts the Member's intent of operating as a real estate investment trust. In the event such structure impairs or restricts the Member's intent of operating as a real estate investment trust, the Member and Manager agree to work in good faith to restructure compensation for Manager in performing under this Article 3. The fee paid to Manager hereunder is intended to constitute a guaranteed payment within the meaning of IRS Code §707(c), and will be treated as an expense of the Company and deducted in determining Profits and Losses.'"

          IT IS FURTHER RESOLVED that any and all actual or perceived conflict of interest in Mr. Zarinegar executing the First Amended Parent/Subsidiary and Operations Agreement dated September 18, 2015 are hereby waived.

          RESOLVED, that all prior actions of the officers are hereby ratified as being in the best interests of the Corporation.

RATIFIED AND APPROVED BY THE BOARD OF DIRECTORS:

(Abstain from Voting)
SEAN ZARINEGAR
CHAIRMAN OF THE BOARD

/s/ Jeff Howard
JEFF HOWARD
DIRECTOR

/s/ Kenneth Hedrick
KENNETH HEDRICK
DIRECTOR

Dated: September 18, 2015